Exhibit 10.8.6

            SIXTH AMENDMENT TO
            PURCHASE AND SALE AGREEMENT
            AND PRELIMINARY ESCROW INSTRUCTIONS
[Portion of DiCon Fiberoptics Inc. Land, Regatta Boulevard, Richmond, California]

This Sixth Amendment to Purchase and Sale Agreement and Preliminary Escrow Instructions (the "Sixth Amendment") is entered into as of December 14, 2005, between DICON FIBEROPTICS, INC., a California corporation ("Seller") and PULTE HOME CORPORATION, a Michigan corporation ("Buyer").
RECITALS

A.
Seller and Buyer entered into a Purchase and Sale Agreement and Preliminary Escrow Instructions as of February 27, 2004, a First Amendment to Purchase and Sale Agreement and Preliminary Escrow Instructions as of March 1, 2004, a Second Amendment to Purchase and Sale Agreement and Preliminary Escrow Instructions as of April 29, 2004, a Third Amendment to Purchase and Sale Agreement and Preliminary Escrow Instructions as of February 27, 2005, a Fourth Amendment to Purchase and Sale Agreement and Preliminary Escrow Instructions as of July 27, 2005, and a Fifth Amendment to Purchase and Sale Agreement and Preliminary Escrow Instructions as of November 17, 2005 (collectively, the "Agreement").

B.	Seller and Buyer desire to amend and restate certain provisions of the Agreement as provided in this Sixth Amendment.

The parties agree as follows:

                                AGREEMENT

1.	Section 8.1 of the Agreement is hereby amended by inserting the words "and live work" on line two thereof after the word "detached" and before the word "homes".

2.	Section 10.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

"10.2 Buyer's Covenants.

10.2.1
Utilities. Within twelve (12) months after the Close of Escrow Buyer, at Buyer's cost and expense (including any fees) and subject to the approval of Seller, shall complete the design and engineering work and the construction work for the separation and the relocation of all utility services and all fire lines and fire lanes serving the Remaining Property and running over, under or across the Purchase Property, including the granting of new utility easements benefiting the Remaining Property and running over, under and across the Purchase Property and the installation of a new fire hydrant on the southeast corner of the Remaining Property. All deposits for utilities made by Seller and all refunds due from utilities shall be the property of Seller. Buyer shall be responsible for any required replacement of deposits. Seller shall release old utility easements that have been replaced by new utility easements pursuant to this Section 10.2.1 after the completion of the construction work on the utility services using such new utility easements.

10.2.2
Sanitary Sewer. Within twelve (12) months after the Close of Escrow Buyer, at Buyer's cost and expense (including any fees) and subject to the approval of Seller and with the cooperation of Seller, shall cause the City to accept responsibility for the construction, maintenance, repair and replacement of the existing sanitary sewers lying within the 10' private sanitary sewer easement and the 10' sanitary sewer easement, running from the boundary line of the Purchase Property and the Remaining Property along the southern boundary of the Purchase Property to Marina Bay Parkway and as shown on Parcel Map MS 754-01 recorded on December 24, 2001 in Book 182 of Maps at pages 38-41, Contra Costa County Official Records and on the Acceptable Parcel Map, and the connection between the sewers.

10.2.3
Fence. Within ten (10) days after the Close of Escrow Buyer, at Buyer's cost and expense (including any fees) and subject to the approval of Seller, shall install a temporary chain link fence separating the Purchase Property and the Remaining Property.

10.2.4
New Parking Area. Within twelve (12) months after the Close of Escrow, for the areas to be designated by Seller on Lot 2, Buyer, at Buyer's cost and expense (including any fees) and subject to the approval of Seller, shall complete the design and engineering work and the construction work for new parking areas of not less than the greater of (i) three hundred (300) parking spaces or (ii) the number of parking spaces required by the City. The work for the new parking areas shall include, grading, paving, stripping parking spaces, landscaping, lighting, irrigation lines, fire lines, and fire lanes.

10.2.5
Transformer; Utilities. Buyer shall not, and shall not permit any contractor or subcontractor or any other person to (a) use any electrical service from the existing transformer serving the Property, or (b) interfere with any utility service accessing the Remaining Property through the Purchase Property.

10.2.6	Grading. Buyer shall not change the grade of the Purchase Property to a grade that will adversely affect the use of, or the storm water drainage to or from, the Remaining Property.

10.2.7
Submission of Plans. Buyer shall submit the plans and specifications for the design and engineering work required under this Section 10.2 to Seller at least ten (10) Business Days prior to the commencement of the work pursuant to such plans and specifications so that Seller may inform Buyer whether the design and engineering work meets with Seller¡¦s approval.

10.2.8
"As Built" Plans. Buyer shall furnish Seller with two hard copies and one soft copy of the "as built" plans and specifications for the work performed pursuant to this Section 10.2 as soon as such work is completed.

10.2.9
Governmental Approvals. Buyer, at Buyer's cost and expense (including any fees), shall obtain in a timely manner all governmental approvals required in connection with the work contemplated by this Section 10.2. Buyer shall deliver to Seller the original or a copy of each such approval as soon as obtained by Buyer.

10.2.10
Notice of Completion. With respect to any contract made by Buyer for the work to be performed under this Section 10.2, after completion of such work under such contract, Buyer shall execute and record, in the official records of the County of Contra Costa, a Notice of Completion meeting the requirements of California Civil Code Section 3093.

10.2.11
Insurance. Buyer shall purchase and maintain insurance protecting Seller from claims which may arise out of or result from the work performed in connection with this Section 10.2, including liability, property damage and workmen¡¦s compensation. All such insurance shall name Seller as insured or additional insured, shall be issued by an insurer or insurers satisfactory to Seller, shall be written for not less than the limits of liability specified on Exhibit G hereto, and shall be otherwise satisfactory to Seller.

Certificates of the insurance policies required under this Section 10.2.11 shall be delivered to Seller not less than ~~thirty~~ five (~~30~~ 5) /s/ SK /s/ HSL days prior to the commencement of the work to be performed under this Section 10.2."

3.	Section 11.1 of the Agreement is hereby amended by adding "SECTION 8," on lines three and ten thereof after "OBLIGATIONS UNDER" and before "SECTION 10.2".

Seller's Initials  /s/ HSL              Buyer's Initials /s/ SK
4.	Section 11.2 of the Agreement is hereby amended by adding "SECTION 8," on line two thereof after "OBLIGATIONS UNDER" and before "SECTION 10.2".

Seller's Initials  /s/ HSL  Buyer's Initials /s/ SK

5.	Except as amended and restated by this Sixth Amendment, all terms, conditions and provisions of the Agreement shall remain in full force and effect.

6.
This Sixth Amendment may be executed by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

IN WITNESS HEREOF, the parties hereto have executed this Sixth Amendment as of the date first above written.

Seller:                                    Buyer:

DICON FIBEROPTICS, INC.,                        PULTE HOME CORPORATION
a California corporation                     a Michigan corporation

By: /s/ Ho-Shang Lee                                                                                                 By: /s/ J. Steven Kalmbach

Name:  Ho-Shang Lee, Ph.D.              Name:  J. Steven Kalmbach
Its: President and CEO                                                        Its: Division President

                            Acceptance by Escrow Holder

CHICAGO TITLE COMPANY hereby acknowledges that it has received originally executed counterparts or a fully executed original of the foregoing Sixth Amendment to Purchase and Sale Agreement and Preliminary Escrow Instructions and agrees to act as Escrow Agent thereunder and to be bound by and perform the terms thereof as such terms apply to Escrow Agent.

CHICAGO TITLE COMPANY

By: _______________________________

Name:  Laurie J. Edwards
Its: Assistant Vice President
Date of Execution: ____________________

EXHIBIT G

INSURANCE
Liability       $5,000,000

Property damage     $5,000,000

Workers' compensation  $2,000,000

Employer's practice liability   $1,000,000